UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): September 30, 2014

TETRA Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13455	74-2148293
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

24955 Interstate 45 North
The Woodlands, Texas 77380
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (281) 367-1983

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 30, 2014, TETRA Technologies, Inc. (“TETRA” or the “Company”) and certain of its subsidiaries entered into an Agreement and Third Amendment to Credit Agreement (the “Third Amendment”) with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto. The Third Amendment amends the Company’s credit facility that was set to expire on October 29, 2015 by extending the maturity date of the credit facility until September 30, 2019. The Third Amendment also decreased the revolving commitments from $278 million to $225 million, revised certain financial covenants and the range of applicable interest rate spreads, and added provisions to address recent changes in applicable laws. The facility remains unsecured and guaranteed by certain of the Company’s material domestic subsidiaries.

Borrowings under the facility generally bear interest at the British Bankers Association LIBOR rate plus an additional spread based on the table below:

Leverage Ratio	Eurocurrency Spread	ABR Spread	Commitment Fee Rate
Category 1: greater than or equal to 3.00 to 1	2.75%	0.00%	0.50%
Category 2: greater than or equal to 2.50 to 1 but less than 3.000 to 1	2.50%	0.00%	0.50%
Category 3: greater than or equal to 2.00 to 1 but less than 2.50 to 1	2.25%	0.00%	0.35%
Category 4: greater than or equal to 1.50 to 1 but less than 2.00 to 1	2.00%	0.00%	0.30%
Category 5: greater than or equal to 1.00 to 1 but less than 1.50 to 1	1.75%	0.00%	0.25%
Category 6: less than 1.00 to 1	1.50%	0.00%	0.225%

The leverage ratio is the ratio of the Company’s funded indebtedness as of the date of determination to the Company’s consolidated EBITDA, pro forma for any acquisitions or capital expenditures, for the preceding four quarters. The Third Amendment amended the leverage ratio financial covenant to provide that the leverage ratio may not exceed (i) 3.5 to 1 as of September 30, 2014, December 31, 2014, March 31, 2015 and June 30, 2015, (ii) 3.25 to 1 as of September 30, 2015 and December 31, 2015, and (iii) 3.0 to 1 as of the last day of any subsequent fiscal quarter.

The amount of capital expenditures and acquisitions permitted in any fiscal year by the Company or any restricted subsidiary was further restricted in the Third Amendment in the event the pro forma leverage ratio, after giving effect to any such capital expenditure or acquisition, would be greater than 3.0 to 1. In such event, the aggregate amount of all capital expenditures and acquisitions in any fiscal year shall not exceed $150,000,000 and the aggregate amount of all acquisitions shall not exceed $30,000,000 in any fiscal year until such subsequent fiscal quarter when the pro forma leverage ratio as of the date of any applicable acquisition would be less than or equal to 3.0 to 1.

Consolidated net earnings under the credit facility is the aggregate of the net income (or loss) of the Company and the consolidated restricted subsidiaries, including cash dividends and distributions (not the return of capital) received from persons other than consolidated restricted subsidiaries and after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP, excluding certain items more specifically described therein. This definition of consolidated net earnings was modified from excluding, among other things, all extraordinary and nonrecurring gains and losses from such calculation, to only excluding an amount of extraordinary and nonrecurring gains and losses up to 25% of EBITDA beginning with the four quarter period ended September 30, 2015.

The foregoing discussion is qualified in its entirely by reference to the complete text of the Third Amendment, a copy of which is attached as Exhibit 10.1 and incorporated by reference.

A discussion of the material terms of the Credit Agreement (the “Credit Agreement”) dated as of June 27, 2006 by and among TETRA, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Lenders party thereto is included in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 30, 2006, which includes as Exhibit 10.1 thereto a copy of the Credit Agreement. A discussion of the material terms of the Agreement and First Amendment to Credit Agreement dated as of December 15, 2006 by and among TETRA, JPMorgan

Chase Bank, N.A., as Administrative Agent, and the Lenders party thereto is included in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 10, 2007, which includes as Exhibit 10.1 thereto a copy of the Agreement and First Amendment to Credit Agreement. A discussion of the material terms of the Agreement and Second Amendment to Credit Agreement dated as of October 29, 2010 by and among TETRA, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Lenders party thereto is included in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 3, 2010, which includes as Exhibit 10.1 thereto a copy of the Agreement and Second Amendment to Credit Agreement.

Item 2.03 Entry into a Material Definitive Agreement.

The information set forth in Item 1.01 regarding entry into the Third Amendment is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1
Agreement and Third Amendment to Credit Agreement dated as of September 30, 2014, among TETRA Technologies, Inc. and certain of its subsidiaries as borrowers, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, National Association, as syndication agent, Comerica Bank, as documentation agent, and the lender parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA Technologies, Inc.
By:	/s/Elijio V. Serrano
Elijio V. Serrano
Sr. Vice President and Chief Financial Officer
Date: October 6, 2014

EXHIBIT INDEX

Exhibit Number	Description
10.1
Agreement and Third Amendment to Credit Agreement dated as of September 30, 2014, among TETRA Technologies, Inc. and certain of its subsidiaries as borrowers, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, National Association, as syndication agent, Comerica Bank, as documentation agent, and the lender parties thereto.

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